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                                                                      EXHIBIT 15


October 13, 2000


FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in this registration statement its Form 10-Qs for the quarters ended June 30, 2000 and March 31, 2000, which include our reports dated August 11, 2000 and May 12, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered parts of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of that Act.

Very truly yours,
Arthur Andersen LLP